Exhibit 10-15

TEGNA Inc.
Compensation for Non-Employee Directors

Annual Fees

Each director is entitled to receive an annual cash retainer of $100,000, payable on a quarterly basis. Directors do not receive fees for board or committee meeting attendance. The independent Chairman of the Board is entitled to receive an additional annual cash retainer of $120,000 and each committee chair is entitled to receive an additional annual cash retainer of $20,000.

Each director is also entitled to receive an annual award of restricted stock units with a grant date value of $125,000 based on the closing market price of the Company’s common stock on the grant date, which is the date of the Annual Shareholders’ meeting. These restricted stock units receive dividend equivalents, vest in equal quarterly amounts over one year and will be held by the Company for the benefit of the director until the director leaves the Board, at which time vested restricted stock units are paid to the director in TEGNA stock.

Vesting Rules

Upon the retirement of a non-employee director due to the age of service limitations set forth in the Company’s By-laws, the director’s restricted stock units will vest immediately. Restricted stock units also automatically vest upon a change of control of the Company. If a non-employee director ceases to be a director for reasons other than the age of service limitations set forth in the Company’s By-laws, the director’s unvested restricted stock units will be forfeited.

Deferral

Under the Company’s Deferred Compensation Plan, directors may elect to defer payment (and taxation) of all or part of their cash director’s fees. Amounts may be paid out of the Deferred Compensation Plan in installments or in a lump sum on a date the director designates when he or she elects to have funds withheld. Deferred fees may be invested in any of the numerous investment alternatives designated under the Deferred Compensation Plan.

Other Compensation

Directors receive travel accident insurance of $1,000,000 for death, dismemberment or other injuries. The travel accident insurance is in effect 24 hours a day, anywhere in the world while a director is on Company business. Directors are also entitled to receive a match from the TEGNA Foundation of charitable gifts made by them up to a maximum of $10,000 each year.

Expenses

Directors are reimbursed for their reasonable expenses of attending board and committee meetings.